                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                           Fiscal Years Ended
                                          -----------------------------------------------------
                            Six Months
                              Ended       April 29,  April 30,   May 1,     May 3,   April 27,
                         October 28, 1998    1998      1997       1996       1995       1994
                         ---------------- ---------- --------- ---------- ---------- ----------
Fixed Charges:
 Interest Expense*......     $132,515     $  260,401 $277,818  $  279,368 $  212,123 $  150,598
 Capitalized Interest...          888          1,542    2,688       1,007        414        770
 Interest Component of
  Rental Expense........       14,706         30,828   27,382      26,728     24,200     26,638
                             --------     ---------- --------  ---------- ---------- ----------
 Total Fixed Charges....     $148,109     $  292,771 $307,888  $  307,103 $  236,737 $  178,006
                             --------     ---------- --------  ---------- ---------- ----------
Earnings:
 Income Before Income
  Taxes.................     $702,131     $1,254,981 $479,064  $1,023,661 $  938,007 $  922,386
 Add: Interest Expense*.      132,515        260,401  277,818     279,368    212,123    150,598
 Add: Interest Component
  of Rental Expense.....       14,706         30,828   27,382      26,728     24,200     26,638
 Add: Amortization of
  Capitalized Interest..        1,579          3,525    3,454       3,399      3,465      3,327
                             --------     ---------- --------  ---------- ---------- ----------
 Earnings as Adjusted...     $850,931     $1,549,735 $787,718  $1,333,156 $1,177,795 $1,102,949
                             --------     ---------- --------  ---------- ---------- ----------
 Ratio of Earnings to
  Fixed Charges.........         5.75           5.29     2.56        4.34       4.98       6.20
                             ========     ========== ========  ========== ========== ==========

* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.